Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE dated as of May 29, 2009 (this “Supplemental Indenture”) by and among Rock-Tenn Company, a Georgia corporation (the "Company"),  each of the Guarantors party hereto and HSBC Bank USA, National Association, as trustee under the Indenture (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company, each of the Guarantors party thereto and HSBC Bank USA, National Association are parties to that certain Indenture dated as of March 5, 2008, which was supplemented by that certain supplemental indenture, dated March 16, 2009 (the “Indenture”) providing for the issuance of 9¼% Senior Notes due 2016 (the "Existing Notes") in an original aggregate principal amount of $200 million;

WHEREAS, the Company desires to issue an additional $100,000,000 aggregate principal amount of such Notes (the “Additional Notes”, together with the Existing Notes and any future Additional Notes, the “Notes”) pursuant to Section 2.17 of the Indenture, and in furtherance thereof to execute and deliver this Supplemental Indenture in accordance with Section 9.1(6) of the Indenture;

WHEREAS, Section 9.1 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders to establish Additional Notes as permitted by Section 2.17 of the Indenture;

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

NOW, THEREFORE, in consideration of the premises and the purchase and acceptance of the Notes by the holders thereof, the Company and the Guarantors covenant and agree with the Trustee, for the equal and ratable benefit of the Holders, that the Indenture is supplemented and amended, to the extent expressed herein, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Defined Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE II

ADDITIONAL NOTES

SECTION 2.1 Additional Notes.  The Company shall issue the Additional Notes under the Indenture, subject to compliance with the terms thereof, with such Additional Notes to have identical terms to those of the Existing Notes; provided, that the Additional Notes shall (i) be subject to a separate Registration Rights Agreement dated the date hereof, (ii) have a date of issuance of May 29, 2009, (iii) have an issue price of 100%, plus accrued interest from March 15, 2009 through May 29, 2009 and (iv) until the Additional Notes are mandatorily exchanged for freely tradable notes pursuant to Section 2.3 of this Supplemental Indenture, the Additional Notes shall be in the form of one or more Restricted Global Notes and will bear a separate CUSIP number from the Existing Notes.

SECTION 2.2 Other Terms of the Notes.  Without limiting the foregoing provisions of this Supplemental Indenture, the terms of the Additional Notes shall be as provided in the Indenture, as supplemented hereby.

SECTION 2.3 Mandatory Exchange from Restricted Global Note to Unrestricted Global Note.  On May 29, 2010, beneficial interests in the Restricted Global Note representing the Additional Notes will be automatically exchanged for interests in one or more Unrestricted Global Notes if (i) such exchange or transfer complies with the requirements of Section 2.6(f) of the Indenture and (ii) the provisions of the second sentence of Section 2.16(d) of the Indenture would not prohibit the Registrar from delivering Notes that do not bear a Restricted Notes Legend.  Upon satisfaction of the conditions set forth in the immediately preceding sentence, the Company shall (i) provide notice to this effect to the Trustee and all Holders; (ii) deliver an Opinion of Counsel and a letter of representations reasonably satisfactory to the Trustee pursuant to Section 2.16(d) of the Indenture and (iii) use reasonable best efforts to ensure that such Additional Notes are eligible for deposit with DTC. If permitted by the policies and procedures of DTC and the CUSIP Bureau and by applicable law, upon the exchange pursuant to this Section 2.3, the Additional Notes shall be represented by the same unrestricted CUSIP number as the Unrestricted Global Notes representing the Existing Notes. Accordingly, the Registrar shall endorse the schedule identified as Schedule A to the relevant Global Notes to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable transfer and provide the Depositary with all such information as is necessary for the Depositary to appropriately credit and debit the relevant Holder accounts.  If the principal amount of any Restricted Global Note is decreased to zero dollars, such Note shall be cancelled.

ARTICLE III

MISCELLANEOUS

SECTION 3.1 Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, THE ADDITIONAL NOTES AND THE RELATED NOTE GUARANTEES. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

SECTION 3.2 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.3 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.4 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 3.5  Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature Pages Follow]

Dated as of May 29, 2009

ROCK-TENN COMPANY

By:	/s/ Robert B. McIntosh
Name: Robert B. McIntosh
Title: Executive Vice President, General Counsel and Secretary

ALLIANCE ASIA, LLC
PCPC, INC.
ROCK-TENN CANADA HOLDINGS, INC.
ROCK-TENN COMPANY OF TEXAS
ROCK-TENN CONVERTING COMPANY
ROCK-TENN LEASING COMPANY, LLC
ROCK-TENN MILL COMPANY, LLC
ROCK-TENN PACKAGING COMPANY
ROCK TENN PARTITION COMPANY
ROCK-TENN SERVICES INC.
ROCK-TENN SHARED SERVICES, LLC.
SOLVAY PAPERBOARD LLC
WALDORF CORPORATION

By:	/s/ Robert B. McIntosh
Name: Robert B. McIntosh
Title: Executive Vice President and General Counsel

PREFLEX LLC
SOUTHERN CONTAINER CORP.
SOUTHERN CONTAINER MANAGEMENT CORP.
TENCORR CONTAINERBOARD INC.

By:	/s/ Robert B. McIntosh
Name: Robert B. McIntosh
Title: Authorized Officer

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Herawattee Alli
Name: Herawattee Alli
Title: Vice President